Proxy Voting Policy

Policy Sponsor	Segment (s)	Legal Entity
John Anderson, Head of Global	Group Functions –	John Hancock Life Insurance
Corporate Finance, General Account	General Account	Company (U.S.A.)
Investments	Investments	Manulife Investment
GWAM – MIM Private
Management Private Markets
	Markets	Canada Corp.
Manulife Investment
Management Private Markets
(US) LLC

Committee or Executive Approval

Global Chief Compliance Officer, General Account Investments and Private Markets

Review Cycle	Last Update	Related Documents
3 years	December	• N/A
2024

Company policy documents are for internal use only and may not be shared outside the Company, in whole or part, without prior approval from the Global Chief Compliance Officer, General Account Investments and Private Markets or his or her Deputy Chief Compliance Officer (including any conditions attached to any approval).

PURPOSE AND SCOPE

General Account Investments of John Hancock Life Insurance Company U.S.A. (“JHUSA”) is, among other things, an investment manager. In this capacity, JHUSA manages primarily institutional fixed income securities portfolios for JHUSA, its affiliates, certain of its and their insurance company separate accounts, and potentially certain other entities. Manulife Investment Management Private Markets (US) LLC (“Manulife IM PM (US)”) and the Private Credit and Equity Group of Manulife Investment Management Private Markets Canada Corp. (“MIMPMCC”) manages the assets of clients ("Clients") for purposes of the Investment Advisers Act of 1940 (the "Advisers Act"). As fixed income managers, JHUSA, Manulife IM PM (US) and MIMPMCC seldom are called upon to vote equity securities on behalf of any of their managed accounts. When JHUSA and Manulife IM PM (US) do vote equity securities, it is often in the context of extra-judicial workouts and reorganizations of subject companies, or with respect to a mezzanine investment in which the vote may affect the value of related fixed income investments. Most proxy voting activity relate to routine annual corporate proxies related to equity positions.

This policy applies in those instances in which JHUSA or Manulife IM PM (US) is granted the discretion to vote proxies for a managed account and an equity security needs to be voted. If MIMPMCC is presented with a proxy vote for a security, the team will make a recommendation to Manulife IM PM (US). It is the responsibility of the relevant analyst to record the vote and follow the procedure outlined below.

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GENERAL PRINCIPLES

In order to set a framework within which proxy questions should be considered and voted, the following general principles should be applied:

1.The discretion to vote proxies for a Client's account or for any account governed by the Employee Retirement Income Security Act of 1974 ("ERISA") should be exercised keeping in mind JHUSA’s and/or Manulife IM PM (US)'s fiduciary duty to use its best efforts to preserve or enhance the value of such account. We should vote on proxy questions with the goal of fostering the interests of the account owner or Client (or the participants and beneficiaries in the case of an ERISA account).

2.Proxy questions should be considered within the individual circumstances of the subject company. It is possible that individual circumstances might mean that a given proxy question could be voted differently than what is generally done in other cases.

3.If a proxy question clearly has the capability of affecting the economic value of the subject company’s equity securities, the question should be voted in a way that attempts to preserve, or give the opportunity for enhancement of, the economic value of those securities.

4.In certain circumstances, even though a proposal might appear to be beneficial or detrimental in the short term, our analysis will conclude that over the long term greater value may be realized by voting in a different manner.

5.It is our policy that when we are given authority to vote proxies for any account, we must have full discretion and authority to vote all proxies for that account. We do not accept partial voting authority nor do we accept instructions from others on how to vote on specific issues. Clients may wish to retain proxy voting authority and vote their own proxies if necessary to satisfy particular social, environmental or other goals.

Since in general the proxy voting will arise in connection with the individual circumstances of subject companies (workouts, mezzanine investments, etc.), JHUSA and Manulife IM PM (US) typically will not know in advance how they will vote. For routine matters JHUSA and Manulife IM PM (US) would expect to vote in accordance with the position of the subject company’s management. For all other matters, JHUSA and Manulife IM PM (US) would decide how to vote on a case-by-case basis considering the relevant circumstances of the subject company.

Clients may obtain a record of how we voted the proxies for their accounts by contacting Investment Compliance by sending an email to  bcfcomplianceoffice@jhancock.com.

PROCESS

The analysts of JHUSA, who also provide services to Manulife IM PM (US) under a services agreement (“Analysts”), are responsible for performing research on the companies in which our managed accounts invest. The same Analysts are responsible for making recommendations or decisions regarding proxy voting, as they are the most familiar with company-specific issues. Portfolio managers also may provide input when appropriate. Proxy voting mechanics are the responsibility of the Analysts. Any proxy voted in accordance with this policy may be executed or directed to be executed by a Director or above.

It is our policy to vote all proxies received on behalf of Manulife IM PM (US)’ Client accounts, JHUSA’s separate account clients and accounts governed by ERISA, except in unusual circumstances. We may abstain from voting a proxy if we conclude that the effect on the account holder's economic interests or the value of the portfolio holding is indeterminable or insignificant. We also may abstain from voting a proxy for cost reasons (e.g., costs associated with voting proxies

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of non-U.S. securities). In accordance with any applicable fiduciary duties, we would weigh the costs and benefits of voting proxy proposals relating to foreign securities and make an informed decision with respect to whether voting a given proxy proposal is prudent. Our decision would consider the expected effect that such vote, either by itself or together with other votes, would have on the value of the account holder's investment and whether this expected effect would outweigh the cost of voting.

We will maintain the records required to be maintained by us with respect to proxies in accordance with the requirements of the Advisers Act and, with respect to any registered investment company Clients, the Investment Company Act of 1940. These records include (a) a copy of each proxy statement received for a security held in a Client account, (b) a record of each vote cast on behalf of a Client account, (c) a copy of any document we created that was material to making a decision on how to vote proxies on behalf of a Client account or that memorializes the basis for that decision and

(d) a copy of each written Client request for information on how the adviser voted proxies and a copy of any written response to any written or oral Client request for information on how the adviser voted proxies on behalf of the requesting Client. We may, but need not, maintain proxy statements that we receive regarding Client securities to the extent that such proxy statements are available on the SEC’s on-line system. We may also rely upon a third party to maintain certain records required to be maintained under the Advisers Act or the Investment Company Act of 1940.

CONFLICTS OF INTEREST

We have business relationships with various public and private institutions and may invest in the securities of certain of these institutions on behalf of our managed accounts. As noted above, we invest principally in fixed income securities with respect to which proxies are not required to be voted. In cases in which we are granted the discretion to vote proxies by an account holder, and an equity security is held in the corresponding account with respect to which a vote is required, we are responsible for voting proxies for that security. We recognize that the potential for conflicts of interest could arise in situations where we have material business relationships1 or material personal/family relationships2 with the subject company (or with a potential acquiring or target company in the case of a takeover proxy vote). To address these potential conflicts we have established a Conflicts of Interest and Investment Allocation Oversight Committee (the "Committee"), to provide oversight, in part, of proxy voting. When voting an equity proxy the Analyst will use reasonable efforts to determine whether a potential conflict may exist, including screening proxies against lists of companies with whom we may have a material business relationship (see Appendix A - Proxy Voting Policy Checklist). However, a potential conflict shall be deemed to exist only if the Analyst responsible for voting the proxy, actually knows of the potential conflict. If identified, the Analyst will consult with Private Markets and General Account Compliance to determine the materiality of the potential conflict. It is the responsibility of the Analyst to escalate any identified material potential conflicts of interest to the Committee for its review.

If a potential material conflict is escalated to the Committee then the Committee will meet to decide how to vote the proxy of any equity security in which we have identified a potential conflict. The Committee will consider the Analyst’s recommendation, make a decision on how to vote the proxy and document the Committee’s rationale for its decision.

Manulife IM PM (US) and JHUSA are wholly-owned, indirect subsidiaries of Manulife Financial Corporation ("MFC"), a public company. It is our general policy not to acquire or hold MFC stock on behalf of our managed accounts. However, in the event that one of our managed accounts were to hold MFC stock, and we were responsible for voting an MFC proxy on behalf of that account, the

1In determining whether we have a material business relationship with a subject company we will consider, among other things, whether the subject company is a party to any material agreement listed on MFC’s most recent Annual Information Form, attached to its 40-F filing.

2For this purpose, a material personal/family relationship is one that would be reasonably likely to influence how we vote proxies. To identify any such relationships, the Proxy Voting Checklist requires the disclosure of information about (i) personal and/or family relationships between JHUSA/Manulife IM PM (US) personnel involved in the proxy vote (e.g., the Analyst, portfolio manager and members of the Committee, as applicable) and directors or senior officers of the subject company and (ii) investments in the subject company by such JHUSA/Manulife IM PM (US) personnel or their family members.

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Committee would decide on how to vote the MFC proxy in a manner that it believes will maximize value for the account holder. The Committee will document the rationale for its decision.

It is JHUSA’s and Manulife IM PM (US)’ policy for their personnel directly involved in the proxy voting process not to accept input on proxy voting from any person not so involved. Any such input given in contravention of this policy must be reported to the Compliance Office and documented. The Committee would then decide how to vote the proxy in question and would document the rationale for its decision.

If there is controversy or uncertainty about how any particular proxy question should be voted, or if anyone directly involved in the proxy voting process believes that he or she has been pressured to vote in a certain way, he or she will consult the Committee, the Private Markets and General Account Compliance Officer, or the Manulife IM PM (US) Chief Compliance Officer, as appropriate; and a decision will be made whether to refer the proxy to the Committee for voting. Final decisions on proxy voting will ultimately be made with the goal of enhancing the value of our managed accounts' investments.

FORM NPX

The Manufacturers Life Insurance Company (“MLI”) and JHUSA disclose certain of their public equity holdings quarterly to the U.S. Securities and Exchange Commission (“SEC”) through SEC Form 13F. The SEC also requires Form 13F filers to disclose certain compensation-related proxy voting disclosure on SEC Form N-PX. MLI and JHUSA annual Form NPX proxy voting activity is due by August 31st each year and includes voting activity from July 1 to June 30. Manulife IM PM (US) is not a Form 13F filers so Form NPX is not applicable.

Form NPX filing is submitted annually using John Hancock Investment Management LLC’s Broadridge subscription. Investment Operations will liaise with General Account Compliance to prepare and file relevant voting activity for MLI and JHUSA.

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APPENDIX A

GENERAL ACCOUNT INVESTMENTS OF JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

and

MANULIFE INVESTMENT MANAGEMENT PRIVATE MARKETS (US) LLC

Proxy Voting Checklist

Issuer Name:

Accounts security held in:

Did the client(s) grant full voting discretion to the investment manager? ☐ Yes ☐ N/A

(N/A if investment is held only in one or more General Accounts)

Analyst:

Date:

Authorized Officer:

(Director or above)

It is our policy to vote all proxies received on behalf of Client accounts or accounts governed by ERISA, except in unusual circumstances. You must consult with Investment Compliance if you do not plan to vote the proxy.

Are there any conflict of interest3 issues with the voting of this proxy? ☐ Yes ☐ No

If yes, describe below; and consult with the Investment Compliance before voting to determine if an identified potential conflict of interest requires escalation to the Conflicts of Interest and Investment Allocation Oversight Committee for resolution prior to voting.

Voting Action:	☐ For	☐ Against	☐ Abstain	☐ N/A

(Attach a copy of the executed proxy ballot and any document created that was material to making a decision on how to vote the proxy or that memorializes the basis for that decision. If you choose to abstain from voting, please provide the rational for such action.)

If the proxy was not voted, please explain:

Was this proxy voted in the best interest of each Client account and each account governed by ERISA? ☐ Yes ☐ No

Reviewed by Investment Compliance

3You must disclose any known material business relationships or material personal/family relationships with the subject company or the target or acquirer in the case of a takeover. A material personal/family relationship is one that would be reasonably likely to influence how we vote the proxy, including: (i) personal and/or family relationships between the analyst involved in the proxy vote and directors or senior officers of the subject company and (ii) investments or interests in the subject company by General Account Investments/ or the voting analyst

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APPENDIX B

Version History

December 2007

April 2008

June 2009

June 2010

November 2013

May 2020

June 2021

December 2024

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